Exhibit 99.2

PACIRA BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

On April 9, 2019, Pacira BioSciences, Inc. (formerly known as Pacira Pharmaceuticals, Inc.) (“Pacira” or the “Company”) completed the acquisition (the “Acquisition”) of MyoScience Inc. (now known as Pacira CryoTech, Inc.) (“MyoScience”), pursuant to an Agreement and Plan of Merger, dated March 5, 2019 (the “Merger Agreement”), by and among Pacira, PS Merger, Inc., MyoScience and Fortis Advisors LLC, as the securityholders’ representative. Upon completion of the Acquisition, MyoScience became a wholly-owned subsidiary of the Company.

The unaudited pro forma condensed combined financial statements presented below are based on, and should be read in conjunction with (i) the Company’s historical consolidated financial statements, and the related notes thereto, included in its Annual Report on Form 10-K for the year ended December 31, 2018 and (ii) MyoScience’s historical consolidated financial statements, and the related notes thereto, included in this Current Report on Form 8-K /A. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on December 31, 2018 and combines the historical consolidated balance sheets of Pacira and MyoScience as of December 31, 2018. The unaudited pro forma condensed combined statement of operations is presented as if the Acquisition had occurred on January 1, 2018 and combines the historical consolidated results of operations of Pacira and MyoScience for the year ended December 31, 2018.

The historical consolidated financial statements have been adjusted to give effect to pro forma events that are (i) directly attributable to the Acquisition; (ii) factually supportable and (iii) with respect to the statement of operations, expected to have a continuing impact on the condensed combined results of operations. These unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes.

The unaudited pro forma condensed combined financial statements set forth below reflect pro forma adjustments that are based upon available information and certain assumptions that the Company believes are reasonable. The unaudited pro forma condensed combined financial statements have been presented for informational purposes only and are not necessarily indicative of what the Company’s financial position or results of operations actually would have been had the Acquisition been completed as of the dates indicated. In addition, the unaudited pro forma condensed combined financial statements do not purport to project the future financial position or operating results of Pacira.

The unaudited pro forma condensed combined financial statements do not reflect the realization of potential cost savings, synergies or any related restructuring or integration costs that may result from the integration of MyoScience. Although Pacira believes that certain cost savings may result from the Acquisition, there can be no assurance that these cost savings will be achieved. The allocation of the purchase price for the Acquisition is preliminary and will likely change in future periods as fair value estimates of the assets acquired and liabilities assumed are refined and finalized during the allowable one-year measurement period.

PACIRA BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
DECEMBER 31, 2018

(In thousands)

	Pacira (Historical)	MyoScience (Historical)	Pro Forma Adjustments MyoScience (Note 4)		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$132,526	$3,955	$(127,412)	a	$9,069
Short-term investments	250,928	—	—		250,928
Restricted cash	—	184	(184)	b	—
Accounts receivable, net	38,000	657	—		38,657
Inventories, net	48,569	1,254	293	c	50,116
Prepaid expenses and other current assets	7,946	371	—		8,317
Total current assets	477,969	6,421	(127,303)		357,087
Long-term investments	25,871	—	—		25,871
Fixed assets, net	108,670	619	—		109,289
Goodwill	62,040	—	36,642	d	98,682
Equity investment	14,146	—	—		14,146
Intangibles, net	—	—	110,090	e	110,090
Other assets	657	—	184	b	841
Total assets	$689,353	$7,040	$19,613		$716,006

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$14,368	$556	$—		$14,924
Accrued expenses	45,865	1,879	—		47,744
Contingent consideration	—	—	13,957	f	13,957
Convertible senior notes	338	6,098	(6,098)	g	338
Income taxes payable	90	—	—		90
Total current liabilities	60,661	8,533	7,859		77,053
Convertible senior notes	290,592	—	—		290,592
Contingent consideration	—	—	14,689	f	14,689
Warrant liability	—	5,441	(5,441)	g	—
Other liabilities	16,874	42	—		16,916
Total liabilities	368,127	14,016	17,107		399,250

Convertible preferred stock	—	73,560	(73,560)	h	—
Stockholders’ equity (deficit):
Common stock	41	1	(1)	h	41
Additional paid-in capital	709,691	39,747	(39,747)	h	709,691
Accumulated deficit	(388,226)	(120,284)	115,814	h	(392,696)
Accumulated other comprehensive loss	(280)	—	—		(280)
Total stockholders’ equity (deficit)	321,226	(80,536)	76,066		316,756
Total liabilities and stockholders’ equity (deficit)	$689,353	$7,040	$19,613		$716,006

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PACIRA BIOSCIENCES, INC.
UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2018

(In thousands, except per share amounts)

	Pacira (Historical)	MyoScience (Historical)	Pro Forma Adjustments MyoScience (Note 4)		Pro Forma Combined
Revenues:
Net product sales	$332,427	$5,458	$—		$337,885
Collaborative licensing and milestone revenue	3,000	—	—		3,000
Royalty revenue	1,850	—	—		1,850
Total revenues	337,277	5,458	—		342,735
Operating expenses:
Cost of goods sold	86,845	3,976	107	i	90,928
Research and development	55,688	3,471	—		59,159
Selling, general and administrative	177,265	12,903	—		190,168
Product discontinuation	1,564	—	—		1,564
Amortization of acquired intangible assets	—	—	7,864	j	7,864
Total operating expenses	321,362	20,350	7,971		349,683
Income (loss) from operations	15,915	(14,892)	(7,971)		(6,948)
Other (expense) income:					—
Interest income	6,497	10	(2,389)	k	4,118
Interest expense	(21,949)	(2,248)	2,248	l	(21,949)
Other, net	(888)	(1,451)	1,451	i, m	(888)
Total other expense, net	(16,340)	(3,689)	1,310		(18,719)
Loss before income taxes	(425)	(18,581)	(6,661)		(25,667)
Income tax (expense) benefit	(46)	453	(453)	n	(46)
Net loss	$(471)	$(18,128)	$(7,114)		$(25,713)

Basic and diluted net loss per common share	$(0.01)	N/A	N/A		$(0.63)
Basic and diluted weighted average common shares	40,911	N/A	N/A		40,911

See Notes to Unaudited Pro Forma Condensed Combined Financial Statements

PACIRA BIOSCIENCES, INC.
NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

NOTE 1—DESCRIPTION OF TRANSACTION
On April 9, 2019, the Company completed the Acquisition of MyoScience, a privately-held medical device company. Upon completion of the Acquisition, MyoScience became a wholly-owned subsidiary of the Company. Total consideration for the Acquisition was approximately $148.7 million, consisting of an initial payment of $120.0 million in cash, subject to adjustment based on customary post-closing purchase price adjustments and indemnification obligations and $28.7 million of contingent consideration. The Merger Agreement provided for contingent milestone payments of up to an aggregate of $100.0 million upon the achievement of certain regulatory and commercial milestones, of which up to $25.0 million may be payable in shares of the Company’s common stock if achieved in 2020. The Company funded the initial payment from cash on hand.

NOTE 2—BASIS OF PRESENTATION
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and were based on the historical financial statements of the Company and MyoScience. The unaudited pro forma condensed combined balance sheet gives effect to the Acquisition as if it had occurred on December 31, 2018 and combines the historical consolidated balance sheets of the Company and MyoScience as of December 31, 2018. The assets acquired and liabilities assumed are recognized at their fair value as of the date of the Acquisition. Any temporary differences between the financial and tax reporting basis of assets as a result of the fair market value adjustments have been accounted for under Accounting Standards Codification, or ASC, 740—Income Taxes. The unaudited pro forma condensed combined statement of operations is presented as if the Acquisition had occurred on January 1, 2018 and combines the historical consolidated results of operations of the Company and MyoScience for the year ended December 31, 2018.

The historical condensed combined financial statements have been adjusted in the accompanying unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Acquisition; (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed combined statement of operations, are expected to have a continuing impact on the combined results. Under ASC 805—Business Combinations, acquisition-related transaction costs (e.g., advisory, legal, valuation and other professional fees) are not included as a component of consideration transferred but are accounted for as expenses in the periods in which the costs are incurred. These transaction costs are excluded in the unaudited pro forma condensed combined statement of operations. The impact of such expenses are reflected in the unaudited pro forma condensed combined balance sheet as an increase to accumulated deficit and a corresponding decrease to cash.

NOTE 3—PURCHASE PRICE CONSIDERATION AND PRELIMINARY PURCHASE PRICE ALLOCATION
The following table summarizes the allocation of the preliminary estimated aggregate purchase price to the estimated fair value of the net assets acquired at the acquisition date of April 9, 2019. The final allocation of the purchase price will be determined at a later date and is dependent on a number of factors, including the final valuation of MyoScience’s tangible and intangible assets acquired, liabilities assumed and the estimated fair value of contingent consideration. The final valuation of assets acquired and liabilities assumed and contingent consideration may be materially different than the values assumed for purposes of the estimated purchase price allocation.

The preliminary allocation of the purchase price is as follows (in thousands):

Amounts Recognized at the Acquisition Date (Unaudited)
ASSETS ACQUIRED
Cash and cash equivalents	$1,346
Accounts receivable, net	1,003
Notes receivable	977
Inventories, net	1,800
Prepaid expenses and other current assets	242
Fixed assets, net	649
Right-of-use assets, net	250
Other assets	184
Intangible assets	110,090
Total assets acquired	$116,541

LIABILITIES ASSUMED
Accounts payable	$1,304
Accrued expenses	2,843
Lease liabilities	321
Other liabilities	40
Total liabilities assumed	4,508
Total identifiable net assets acquired	112,033
Goodwill	36,642
Total net assets acquired	$148,675

NOTE 4—PRO FORMA ADJUSTMENTS (UNAUDITED)

For the purposes of preparing these unaudited pro forma condensed combined financial statements, the Company assumed the following adjustments:
Pro Forma Condensed Combined Balance Sheet as of December 31, 2018

(a)    Represents the net cash used in the acquisition (in thousands):

Cash consideration (1)	$120,029
Acquisition costs (2)	7,383
Net cash pro forma adjustment	$127,412
(1) Represents the total cash consideration paid at closing of the Acquisition.
(2) To record Pacira’s and MyoScience’s acquisition-related transaction costs of $4.0 million and $3.4 million, respectively. The unaudited pro forma condensed combined balance sheet reflects the costs as a reduction of cash with a corresponding increase to accumulated deficit for Pacira's costs.

(b) Adjustment to reclassify restricted cash related to a lease obligation as a long-term asset.

(c) Adjustment to reflect the step-up of inventories to estimated fair value, which is determined as the estimated selling price less cost to sell and a reasonable profit margin.

(d) Represents the estimated excess of the purchase price over the fair value of the tangible and intangible assets acquired and liabilities assumed.

(e) Represents the preliminary estimated fair value of the following intangible assets acquired (in thousands):

Developed technology	$110,000
Customer relationships	90
Intangibles, net pro forma adjustment	$110,090

The fair value estimate for all identifiable intangible assets is preliminary. The final determination of the fair value of the developed technology intangible asset, as well as its estimated useful life, remains subject to change. The finalization may have a material impact on the valuation of intangible assets and the purchase price allocation.

(f) Represents the estimated fair value of the contingent consideration associated with the achievement of certain regulatory and commercial milestones.

(g) Adjustment to eliminate historical MyoScience convertible notes and warrant obligations at the time of the Acquisition. Such obligations were not assumed by the Company.

(h) Represents the elimination of MyoScience’s historical preferred stock, common stock and additional paid in capital as part of the acquisition and the following adjustments to accumulated deficit (in thousands):

Impact of the Company’s transaction costs	$4,013
Elimination of MyoScience’s historical accumulated deficit	(120,284)
Other	457
Accumulated deficit pro forma adjustment	$(115,814)

Pro Forma Condensed Combined Statement of Operations as of December 31, 2018

(i) Represents the reclassification of an inventory write off from other expense to cost of goods sold.

(j) Represents the amortization of acquired intangible assets based on the preliminary estimated fair value and useful lives of 14 years. The amortization expense is calculated using the straight-line method over the estimated remaining useful lives of the assets.

(k) Represents an estimate of foregone interest income on cash, cash equivalents and marketable securities used to fund the Acquisition.

(l) Adjustment to eliminate interest expense associated with MyoScience’s historical convertible notes obligations that were repaid on the closing date and not assumed by the Company as part of the Acquisition.

(m) Reflects the elimination of the fair value adjustment of MyoScience’s warrant expense settled as part of the Acquisition.

(n) Reflects the elimination of a historical tax benefit.